Exhibit 21.01

List of Subsidiaries

1.	Suzhou Neuralstem Biopharmaceutical Co., Ltd organized under the laws of the People’s Republic of China.
2.	Townsgate Acquisition Sub 1, Inc., organized under the laws of the state of Delaware.